                                                                   EXHIBIT 10.51

                                  SCHEDULE H


                           MASTER CO-PACK AGREEMENT
                           ------------------------

THIS AGREEMENT ("Agreement") is entered into as of August 7, 2000, by and between Schwan's Sales Enterprises, Inc., a Minnesota corporation, its affiliates and subsidiaries, with its corporate offices located at 115 West College Drive, Marshall, MN, 56258 (hereinafter referred to as "SCHWAN'S"), and Overhill Farms, Inc. a Nevada corporation, located at 5730 Uplander Way, Suite 201, Culver City, California 90230-6617 (hereinafter referred to as "CO-PACKER").

SCHWAN'S desires that CO-PACKER produce for SCHWAN'S some or all of the products listed in Exhibit A (as it may be amended from time to time) using SCHWAN'S current and future formulae and specifications ("Schwan's Products") or CO-PACKER's standard products ("Co-Packer's Products") in accordance with the terms and conditions set forth in this Agreement (Schwan's Products and Co-Packer's Products may be referred to collectively as the "Products").

In consideration of the mutual terms, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Products. CO-PACKER shall produce for SCHWAN'S some or all of the Products, as elected by SCHWAN'S, as listed in Exhibit A, which Exhibit A may be amended by SCHWAN'S, at its sole discretion, by drafting and executing an amended Exhibit A to reflect any changes in the Products. Any amendment to Exhibit A to reflect the addition of a product not listed on the then-current Exhibit A which will require CO-PACKER to acquire additional equipment or know-how shall require the written consent of CO-PACKER, such consent to not be unreasonably withheld, and such new product shall be produced on price and terms mutually agreed to by the parties in accordance with Section 4. CO-PACKER agrees that any pricing for any new products shall be competitive with the market for products of similar quality, quantity and terms. Any changes in price of the Products shall be addressed as specified below in Section 4. Said Products will be purchased as dictated by SCHWAN'S with labels which contain SCHWAN'S proprietary trademarks, tradedress, and copyrights. CO-PACKER does not have the right to market any of Schwan's Products.

2. Term and Termination. This Agreement shall commence upon the date of this Agreement as stated above and shall remain in effect for a period of three (3) year(s), or until SCHWAN'S meets the Minimum Purchase Requirement specified in
Section 3 below, whichever is earlier (the "Initial Term"). Upon expiration of the Initial Term, this Agreement will be automatically renewed for additional one (1) year periods ("Renewal Terms") thereafter. During any Renewal Term, either party shall have the right to terminate this Agreement without reason or cause by giving the other party at least ninety (90) days' advanced written notice of such termination. SCHWAN'S shall not be subject to any Minimum Purchase Requirement during any Renewal Term.

Notwithstanding the foregoing, either party may, at its sole option, immediately terminate this Agreement for cause:

       (a) in the event the other party shall breach or violate any of the warranties, representations, agreements, covenants or conditions required by the terms of this Agreement and fails to remedy the breach or violation within ten (10) days after receipt of written notice from the terminating party; or

       (b) in the event the other party shall make an assignment for the benefit of its creditors, commit any act of bankruptcy, have a receiver appointed, or otherwise admit to its inability to pay its material debts as they mature.

In addition, SCHWAN'S, at its sole option, may immediately terminate this Agreement for cause in the event CO-PACKER does not correct any quality assurance inspection issues as reasonably prescribed by a SCHWAN'S inspector.

3. Minimum Purchase Requirement / Estimated Purchase Volume / Supply Commitment by CO-PACKER / Accrual towards Minimum Purchase Requirement.

       a. Minimum Purchase Requirement: During the Initial Term of this Agreement, SCHWAN'S shall purchase from CO-PACKER at least twenty-six million (26,000,000) pounds of Product(s) (the "Minimum Purchase Requirement"). The parties acknowledge and agree that at all times from and after the expiration of the Initial Term, SCHWAN'S shall not be obligated to purchase any minimum quantity of Products from CO-PACKER.

       b. Estimated Purchase Volume and Supply Commitment by CO-PACKER: On a weekly basis, SCHWAN'S shall provide its estimated purchase volume ("Estimated Purchase Volume") of Products to be purchased from CO-PACKER for the following thirteen-week period in order to assist CO-PACKER in its production planning. The Estimated Purchase Volume may be increased or decreased at any time by SCHWAN'S, in its reasonable sole discretion, to reflect changes in its business conditions and is to be considered an estimate only. However, CO-PACKER shall only be obligated to supply Product(s) to SCHWAN'S up to the Estimated Purchase Volume plus an additional twenty-five percent (25%).

       c. Accrual towards Minimum Purchase Requirement: In the event that SCHWAN'S purchases any Products(s) from sources other than CO-PACKER as a result of (i) noncompetitive pricing by CO-PACKER of any of the Products not included on the then-current Exhibit A as compared to prices generally available in the marketplace for similar quantities and quality of products, (ii) failure of CO-PACKER to comply with any of SCHWAN'S quality assurance requirements, as reasonably requested, and/or formulae and specifications of the Products, and/or (iii) insufficient supply of any of the Products from CO-PACKER relative to its supply commitment specified in subsection 3.b. above, then the volume of Products acquired from such other sources by SCHWAN'S shall accumulate towards the Minimum Purchase Requirement herein. CO-PACKER acknowledges and agrees that Exhibit A may be amended from time to time by SCHWAN'S to reflect, among other revisions that the parties shall mutually agree upon, additions or deletions of various Products, subject to the consent of CO-PACKER with regard to the addition of new products as set forth in Section 1 above, and that any purchases from CO-PACKER by SCHWAN'S of either Schwan's Products or Co-Packer's Products shall accrue towards the Minimum Purchase Requirement. In the event that purchases by SCHWAN'S from CO-PACKER during the Initial term do not meet at least twenty million (20,000,000) pounds, after reconciling for any volumes acquired from other sources as a result of the circumstances described above, then (I) SCHWAN'S shall reimburse CO-PACKER for any costs, expenses and losses associated with the lack of purchases, including, but not limited to, lost profits, labor, materials and overhead costs associated with the shortfall in purchases by SCHWAN'S relative to the twenty-million pound threshold, and (ii) only $0.06 per pound as applied to the shortfall from twenty million (20,000,000) pounds to twenty six million (26,000,000) pounds. In the event that purchases by SCHWAN'S from CO-PACKER during the Initial Term meet or exceed twenty million (20,000,000) pounds but do not meet or exceed the Minimum Purchase Requirement, after reconciling for any volumes acquired from outside sources as a result of the circumstances described above, SCHWAN'S sole liability and CO-PACKER'S sole remedy, shall be compensation to CO-PACKER by SCHWAN'S in the amount of $0.06 per pound as applied to the shortfall in purchasing by SCHWAN'S relative to the twenty-six-million pound threshold. During the Initial Term, in lieu of the above payment in the event of shortfall, the parties are free to enter into a mutually-acceptable alternative minimum purchase requirement so as to eliminate any shortfall payment. At any time during the Initial Term, in the event that SCHWAN'S determines in its sole discretion that its purchases of the Products from CO-PACKER will not meet or exceed the Minimum Purchase Requirement, CO-PACKER hereby agrees to discuss with SCHWAN'S an alternative to this purchase obligation that is mutually agreeable to both parties.

4. Price. The prices for the Products during the Initial Term shall be as set forth on the attached Exhibit A. Notwithstanding the preceding sentence, the prices set forth in Exhibit A shall be adjusted on a quarterly basis, up or down, based on mutually agreed upon documented marketplace price fluctuations in raw materials and packaging. Any such adjustment shall be made for the subsequent quarter and shall be based on the average price of each raw material and packaging item during the preceding quarter. Both parties agree that SCHWAN'S retains the right to source raw materials and/or packaging supplies for SCHWAN'S finished goods produced under this Agreement. Any price changes beyond raw materials and packaging, and the establishment of prices for new products, must be mutually agreed upon, which agreement shall not unreasonably be withheld, and shall be reflected in an addendum to this Agreement as signed by both parties. Upon acceptance by SCHWAN'S of any price increase, or upon the addition of any new product, the parties shall promptly execute an amended Exhibit A (which amended Exhibit A shall be incorporated with this Agreement by attachment or reference) showing such new prices and/or new product and the respective effective date. Payment terms shall be Net Thirty (30).

5. Inventory. CO-PACKER shall, at its expense, furnish all raw materials, ingredients and packaging materials required for the manufacture, production, processing and packaging of the Products under this Agreement. In the event of
(a) termination of this Agreement, or (b) discontinuance by SCHWAN'S of the purchase of any of the Products, SCHWAN'S will pay CO-PACKER for all filmwrap, nonstandard raw materials and finished goods particular to SCHWAN'S business in inventory at the price paid for the same by CO-PACKER provided, however, SCHWAN'S shall not have to pay for filmwrap, raw material or finished goods inventory or other specific packaging in excess of production equivalent to the most recent three-month average historical purchasing of the same by SCHWAN'S. SCHWAN'S shall pay for such inventory within thirty (30) days of receipt of itemized invoice from CO-PACKER, and, upon receipt of full payment from SCHWAN'S for the three-month quantity, CO-PACKER agrees to promptly destroy any inventory it may have accumulated in excess of the three-month inventory quantity.

6. Insurance. CO-PACKER shall, at its own expense, maintain in full force and effect during the Initial Term and Renewal Terms of this Agreement commercial and general business liability insurance coverage with a responsible insurance carrier satisfactory to SCHWAN'S and endorsed to include products/completed operations coverage, broad form vendors endorsement, products liability, and contractual coverage, with a combined limit to Two Million and no/100 Dollars ($2,000,000) per occurrence with an aggregate of Ten Million and no/100 Dollars ($10,000,000) for all occurrences within a single policy year, each such limit to be maintained at all times regardless of any payments made thereunder. Schwan's Sales Enterprises, Inc. shall be named as an additional insured on CO-PACKER'S policy. CO-PACKER shall provide SCHWAN'S with a Certificate of Insurance evidencing both the required coverages before CO-PACKER begins manufacturing for SCHWAN'S hereunder. CO-PACKER will provide additional Certificates of Insurance as on-going evidence of the insurance required herein while this Agreement is in effect and as may be reasonably requested thereafter by SCHWAN'S. SCHWAN'S shall be provided at least thirty (30) days' advance notice if CO-PACKER's insurance is canceled.

7. Guarantee. CO-PACKER has executed a General and Continuing Guarantee in favor of SCHWAN'S, which terms are incorporated within this Agreement by reference.

8. EEO Certification. CO-PACKER has executed an EEO Compliance Certificate, which terms are incorporated within this Agreement by reference. CO-PACKER will be required to execute an EEO Compliance Certificate each year hereafter on or around January 1st while this Agreement is in effect upon receipt of the certification form from SCHWAN'S.

9. Trademarks. The parties hereto understand and acknowledge that nothing contained in this Agreement shall be deemed to give CO-PACKER any right, title, interest or license to any of SCHWAN'S trademarks and trade names, service marks, patents or copyrights owned by SCHWAN'S (collectively the "Schwan's Properties") and the same shall at all times remain in SCHWAN'S, and CO-PACKER shall have no right to use any of Schwan's Properties, except to produce products for SCHWAN'S hereunder, or as otherwise authorized in writing by SCHWAN'S. Should SCHWAN'S fail to compensate CO-PACKER for the three-month inventory for raw materials, packaging and finished goods as provided for earlier in Section 5, SCHWAN'S hereby authorizes CO-PACKER to sell, liquidate or dispose of any resulting finished goods containing Schwan's Properties, as CO-PACKER sees fit, up to the three-month quantity limit specified in Section 5.

10.  Proprietary Rights.

       (a) The parties recognize that, while this Agreement is in effect, each party may become exposed to or become informed of certain proprietary information of the other party. The receiving party agrees not to disclose or to use, for its own benefit or the benefit of third parties, any of the disclosing party's formulas, formulations, specifications, methods of processing and production, trade secrets, data or other proprietary information that the receiving party becomes exposed to or informed of by the disclosing party and to keep all such information confidential for as long as the information remains the confidential information of the disclosing party, except as may be required to perform under this Agreement. The receiving party will allow access to the aforesaid information only to those employees of the receiving party who require the same in order that the receiving party may perform hereunder. The receiving party will, upon request of the disclosing party, promptly return to the disclosing party any and all documents containing the disclosing party's confidential information disclosed to it, together with all copies thereof. The terms of this Section 10(a) shall survive the expiration or termination of this Agreement.

       (b) It is understood between the parties that confidential product formulations developed for or provided by SCHWAN'S are trade secrets and shall be the exclusive property of SCHWAN'S.

       (c) SCHWAN'S may, with CO-PACKER'S approval, purchase one or more of CO-PACKER's other products without change to formula or specifications. SCHWAN'S acknowledges that CO-PACKER's other product formulas and specifications are the exclusive and confidential property of CO-PACKER.

11. Manufacturing. CO-PACKER shall produce the Products only at CO-PACKER's facility(ies) as preapproved in writing and in advance by SCHWAN'S, which such approval shall not be unreasonably withheld. SCHWAN'S shall provide CO-PACKER with four (4) weeks' lead-time on all orders and one (1) week lead-time for release of Product(s). CO-PACKER has executed a "General Requirements and Agreement to Comply with Specifications", which terms are incorporated within this Agreement by reference, and shall manufacture according to SCHWAN'S requirements of the Products in accordance with instructions and specifications received from SCHWAN'S. Accordingly, CO-PACKER guarantees that products delivered at CO-PACKER'S docks shall meet SCHWAN'S specifications. Additionally, the Products shall be manufactured in accordance with the applicable provisions of the Federal Food, Drug & Cosmetic Act and any other applicable federal, state, or local law, regulation, or other requirement in accordance with the General and Continuing Guarantee mentioned in Section 7.

12. Title/Risk of Loss. SCHWAN'S acknowledges and agrees that any products purchased from CO-PACKER are shipped F.O.B. CO-PACKER's docks. CO-PACKER shall load and seal all trailers with a metal numbered seal. Al bills of lading shall have the trailer seal numbers noted thereon. Upon delivery of the Products to SCHWAN'S and verification by SCHWAN'S that the trailer seals correspond to the seal numbers noted on the bill(s) of lading and that the seals have not been removed or broken, CO-PACKER shall be liable to SCHWAN'S for any shortage of Products noted upon delivery and SCHWAN'S may deduct such corresponding amounts from any payments due by it to CO-PACKER. Title to the products and all risk of loss or damage transfers to SCHWAN'S at the time CO-PACKER transfers possession of the products to the transportation or freight carrier.

13. Product Recall. SCHWAN'S shall have the right, exercisable in its reasonable discretion, to initiate and direct the content and scope of a recall, market withdrawal, stock recovery, product correction and/or advisory safety communication regarding the products. SCHWAN'S in its reasonable discretion shall determine the manner, text and timing of any publicity to be given such matters subject to the approval of CO-PACKER, which such approval shall not be unreasonably withheld. In the event a recall action is initiated or directed by SCHWAN'S, CO-PACKER agrees to fully cooperate and take all such steps as are reasonably requested to implement the recall action in a timely and complete manner. CO-PACKER shall have the right, exercisable in its reasonable discretion, to initiate and direct the content and scope of a recall if required by law or regulation. Any and all action be taken in connection with a recall action shall be in accordance with FDA OR USDA, AS APPLICABLE, policies and other laws. CO-PACKER shall bear the costs associated with any recall action which results from such product not complying with SCHWAN'S specifications and/or CO-PACKER'S warranties under this Agreement. In all other cases, SCHWAN'S shall bear the costs associated with any recall action.

14. Indemnification. Each party (the "Indemnitor") shall indemnify, defend and hold harmless the other (the "Indemnitee") from and against any and all claims, demands, actions, suits, causes of action, damages and expenses (including, but not limited to, expenses of investigation, settlement, litigation and attorney's fees incurred in connection therewith) arising out of or resulting from (i) the breach by the Indemnitor of any representation or warranty made or given by the Indemnitor herein or any other term or condition therein to be performed by Indemnitor, or (ii) the negligence or willful misconduct of the Indemnitor, its agents or employees. The indemnification obligations stated in this Agreement shall survive the expiration or termination of this Agreement. Any breach or default under the Asset Purchase Agreement, referenced within the introductory paragraphs of this Agreement, shall constitute a default hereunder. Without limiting any of the rights or remedies available to SCHWAN'S, SCHWAN'S shall have the right to offset any amounts due hereunder against any amounts due to SCHWAN'S from Purchaser under the Asset Purchase Agreement.

15. Performance Security. If sufficient Product from CO-PACKER becomes unavailable for any reason, then SCHWAN'S shall have the right to obtain acceptable replacement product from other sources ("Replacement Product"), either within or separate from CO-PACKER, until sufficient Product from CO-PACKER is again available. In the event that an insufficient supply of Product from CO-PACKER is due to the negligence or fault of CO-PACKER, the CO-PACKER shall: (i) pay the difference, if any, between the price paid by SCHWAN'S for the Replacement Product and the price SCHWAN'S would have paid to CO-PACKER for the same had sufficient supply been available, and (ii) reimburse SCHWAN'S for any costs, expenses and losses associated with the lack of supply of Product, including, but limited to, lost profits and labor, materials and overhead costs associated with any downtime experienced by SCHWAN'S.

If CO-PACKER is unable to supply SCHWAN'S requirements of Product as specified in subsection 3.b. herein for a period of ninety (90) consecutive days, SCHWAN'S shall have the right to terminate this Agreement at anytime by providing CO-PACKER with at least thirty (30) days prior written notice. Any purchases by SCHWAN'S of Replacement Product during periods of insufficient supply from CO-PACKER shall accrue towards SCHWAN'S purchases towards the Minimum Purchase Requirement. If and to the extent that acceptable Replacement Product is not available for purchase by SCHWAN'S, then the Minimum Purchase Requirement shall be reduced proportionately to account for the period of time that the supply of Product or Replacement Product was not available.

16. Arbitration. Any dispute between the parties arising under or in connection with this Agreement shall be resolved by binding arbitration conducted by the American Arbitration Association under its rules for expedited commercial arbitration at Los Angeles, California. The decision of the arbitrators is final and binding on all parties. The arbitrators may issue appropriate orders as well as award monetary (but not exemplary or punitive) damages.

17. No Waiver. No failure by one party to take action on account of any default or breach by the other party to this Agreement, whether in single instance or repeatedly, shall constitute a waiver of the default or of the performance required by the defaulting or breaching party. Furthermore, any express waiver shall be in writing and shall not be construed as a waiver of any other or future provision, performance or default.

18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

19. Conformity with Laws. Each party shall secure and maintain in force all required licenses, permits and certificates and shall operate its business in full compliance with all applicable federal, state and local laws, ordinances, rules, regulations and orders.

20. Severability. If any provision of this Agreement shall be construed to be illegal or invalid, it shall not affect the legality or validity of the other provisions hereof, and the illegal or invalid provisions shall be deemed stricken and deleted herefrom to the same extent and effort as if never incorporated herein, and, if necessary or desired by either party, replaced with a mutually agreeable replacement provision.

21. Relationship of Parties. The parties are independent contractors and neither is an agent, partner, or joint venture of the other. Neither party shall be liable for any debts, accounts, obligations, or other liabilities of the other party, its agents, or employees. Neither party shall have the authority to obligate or bind the other party in any manner.

22. Notices. Any notice that may be given hereunder shall be deemed to have been sufficiently given by one party when sent by certified and/or registered mail in a postpaid envelope or via facsimile to the other at the last designated address of the other party. Notices shall be sent to the parties at the following designated address:

To CO-PACKER:           Overhill Farms, Inc.
                        5730 Uplander Way, Suite 201
                        Culver City, CA  90230-6617
                        Attn:  Andy Horvath, Vice President
                        Fax:  310-645-3914

                        and

                        Freeman, Freeman & Smiley
                        3415 Sepuvelda Boulevard
                        Los Angeles, CA  90034
                        Attn:  Ross Arbiter, Esquire
                        Fax:  310-398-5858

To SCHWAN'S:            SCHWAN'S SALES ENTERPRISES, INC.
                        600 Michigan
                        Marshall, MN  56258
                        Attn:  Greg Martino, Director of Purchasing
                        Fax:  507-537-8167

                        and

                        SCHWAN'S SALES ENTERPRISES, INC.
                        115 West College Drive
                        Marshall, MN  56258
                        Attn:  General Counsel
                        Fax:  507-537-8182

23. Interpretation. The parties agree that each party and its counsel have reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

24. Assignment / Binding. This Agreement is not assignable by either party without the prior written consent of the other party. However, SCHWAN'S may, without such consent of CO-PACKER, assign this Agreement to any subsidiary or affiliate of SCHWAN'S or to a successor of its business, and CO-PACKER may collaterally assign to its secured lenders only its rights to receive proceeds hereunder. This Agreement shall be binding on the parties hereto and their successors and assigns.

25. Entire Agreement. This Agreement and the agreements, certifications and other documents incorporated herein by reference embody the entire understanding of the parties and cannot be changed or modified orally but only by an instrument in writing signed by a duly authorized representative of the party against which enforcement of any waiver, change, modification or discharge is sought. This Agreement replaces, supersedes and nullifies any agreement of the same subject matter, whether oral or written, that the parties may have had. In the event a conflict occurs between the terms included within this Agreement and the terms of any other document specifically incorporated herein by reference, the terms of this Agreement shall control. Furthermore, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-preprinted agreements clearly understood by both parties to be an amendment or waiver.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

     OVERHILL FARMS, INC.,              SCHWAN'S SALES ENTERPRISES, INC.
        ("CO-PACKER")                            ("SCHWAN'S")


By:                                     By:
     ---------------------------             ---------------------------

Title:                                  Title:
        ------------------------                ------------------------